                                                                EXHIBIT 4.1

                           STOCK PURCHASE AGREEMENT

                                BY AND BETWEEN

                         CRESCENT INTERNATIONAL LTD.

                                     AND

                CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                         DATED AS OF OCTOBER 31, 2000







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                              TABLE OF CONTENTS

                                                                                                               Page
ARTICLE I               CERTAIN DEFINITIONS......................................................................1

         Section 1.1.      "Affiliate"...........................................................................1

         Section 1.2.      "Capital Shares"......................................................................2

         Section 1.3.      "Certificate of Amendment.............................................................2

         Section 1.4.      "Closing".............................................................................2

         Section 1.5.      "Closing Date"........................................................................2

         Section 1.6.      "Common Stock"........................................................................2

         Section 1.7.      "Conversion Shares"...................................................................2

         Section 1.8.      "Damages".............................................................................2

         Section 1.9.      "Effective Date"......................................................................2

         Section 1.10.     "Exchange Act"........................................................................2

         Section 1.11.     "Incentive Warrant"...................................................................2

         Section 1.12.     "Legend"..............................................................................2

         Section 1.13.     "Material Adverse Effect".............................................................3

         Section 1.14.     "NASD"................................................................................3

         Section 1.15.     "Outstanding".........................................................................3

         Section 1.16.     "Person"..............................................................................3

         Section 1.17.     "Preferred Stock".....................................................................3

         Section 1.18.     "Principal Market"....................................................................3

         Section 1.19.     "Registrable Securities"..............................................................3

         Section 1.20.     "Registration Rights Agreement".......................................................4

         Section 1.21.     "Registration Statement"..............................................................4

         Section 1.22.     "Regulation D"........................................................................4

         Section 1.23.     "Representative"......................................................................4

         Section 1.24.     "SEC".................................................................................4

         Section 1.25.     "SEC Documents".......................................................................4

         Section 1.26.     "Section 4(2)"........................................................................4

         Section 1.27.     "Securities Act"......................................................................4

         Section 1.28.     "Subsidiary"..........................................................................4

         Section 1.29.     "Trading Day".........................................................................4

         Section 1.30.     "Underwriter".........................................................................4

         Section 1.31.      "Warrant Shares".....................................................................4
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
ARTICLE II              PURCHASE AND SALE OF PREFERRED STOCK AND INCENTIVE WARRANT; TERMINATION OF
                      OBLIGATIONS................................................................................5

         Section 2.1.      Investments...........................................................................5

         Section 2.2.      Twenty Percent Limitation.............................................................5

ARTICLE III             REPRESENTATIONS AND WARRANTIES OF INVESTOR...............................................5

         Section 3.1.      Intent................................................................................5

         Section 3.2.      Sophisticated Investor................................................................5

         Section 3.3.      Authority.............................................................................6

         Section 3.4.      Not an Affiliate......................................................................6

         Section 3.5.      Organization and Standing.............................................................6

         Section 3.6.      Absence of Conflicts..................................................................6

         Section 3.7.      Disclosure; Access to Information.....................................................6

         Section 3.8.      Manner of Sale........................................................................6

         Section 3.9.      Resale Restrictions...................................................................6

ARTICLE IV              REPRESENTATIONS AND WARRANTIES OF THE COMPANY............................................7

         Section 4.1.      Organization of the Company...........................................................7

         Section 4.2.      Authority.............................................................................7

         Section 4.3.      Corporate Documents...................................................................7

         Section 4.4.      Books and Records.....................................................................8

         Section 4.5.      Capitalization........................................................................8

         Section 4.6.      Registration and Listing of Common Stock..............................................8

         Section 4.7.      Financial Statements..................................................................8

         Section 4.8.      SEC Documents.........................................................................9

         Section 4.9.      Exemption from Registration; Valid Issuances; New Issuances...........................9

         Section 4.10.     No General Solicitation or Advertising...............................................10

         Section 4.11.     No Conflicts.........................................................................10

         Section 4.12.     No Material Adverse Change...........................................................11

         Section 4.13.     No Undisclosed Liabilities...........................................................11

         Section 4.14.     No Undisclosed Events or Circumstances...............................................11

         Section 4.15.     No Integrated Offering...............................................................11

         Section 4.16.     Litigation and Other Proceedings.....................................................11

         Section 4.17.     No Misleading or Untrue Communication................................................11

         Section 4.18.     Material Non-Public Information......................................................12

ARTICLE V               COVENANTS OF THE INVESTOR...............................................................12

         Section 5.1.      Compliance...........................................................................12




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
ARTICLE VI              COVENANTS OF THE COMPANY................................................................12

         Section 6.1.      Registration Rights..................................................................12

         Section 6.2.      Reservation of Common Stock..........................................................12

         Section 6.3.      Listing of Common Stock..............................................................12

         Section 6.4.      Exchange Act Registration............................................................12

         Section 6.5.      Legends..............................................................................13

         Section 6.6.      Corporate Existence..................................................................13

         Section 6.7.      Additional SEC Documents.............................................................13

         Section 6.8.      Notice of Certain Events Affecting Registration......................................13

         Section 6.9.      Consolidation; Merger................................................................14

         Section 6.10.     Issuance of Conversion Shares, Warrant Shares and Additional Shares..................14

         Section 6.11.     Legal Opinion........................................................................14

         Section 6.12.     No Similar Arrangement; Right of First Refusal.......................................14

         Section 6.13.     Public Announcements.................................................................14

ARTICLE VII             CONDITIONS TO CLOSING...................................................................15

         Section 7.1.      Certificate of Amendment.............................................................15

         Section 7.2.      Due Diligence Review; Non-Disclosure of Non-Public Information.......................15

ARTICLE VIII            LEGENDS.................................................................................16

         Section 8.1.      Legends..............................................................................16

         Section 8.2.      No Other Legend or Stock Transfer Restrictions.......................................17

         Section 8.3.      Investor's Compliance................................................................17

ARTICLE IX              INDEMNIFICATION; ARBITRATION............................................................18

         Section 9.1.      Indemnification......................................................................18

         Section 9.2.      Method of Asserting Indemnification Claims...........................................18

         Section 9.3.      Arbitration..........................................................................21

ARTICLE X               MISCELLANEOUS...........................................................................21

         Section 10.1.     Closing Fees and Transaction Costs...................................................22

         Section 10.2.     Brokerage............................................................................22

         Section 10.3.     Conversion Notice....................................................................22

         Section 10.4.     Notices..............................................................................22

         Section 10.5.     Assignment...........................................................................24

         Section 10.6.     Amendment; No Waiver.................................................................24

         Section 10.7.     Annexes and Exhibits; Entire Agreement...............................................24

         Section 10.8.     Survival.............................................................................24

         Section 10.9.     Severability.........................................................................24




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
         Section 10.10.    Title and Subtitles..................................................................24

         Section 10.11.    Counterparts.........................................................................24

         Section 10.12.    Choice of Law........................................................................24

         Section 10.13.    Other Expenses.......................................................................25




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
                           STOCK PURCHASE AGREEMENT

                                BY AND BETWEEN

                         CRESCENT INTERNATIONAL LTD.

                                     AND

                CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.

                         DATED AS OF OCTOBER 31, 2000

         This STOCK PURCHASE AGREEMENT is entered into as of the 31st day of October, 2000 (this "Agreement"), by and between Crescent International Ltd. (the "Investor"), an entity organized and existing under the laws of Bermuda, and Chromatics Color Sciences International, Inc., a corporation organized and existing under the laws of the State of New York (the "Company").


         WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Investor, and the Investor shall purchase, up to $2,000,000 worth of the Preferred Stock (as defined below);


         WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue to the Investor an Incentive Warrant (as defined below) for the purchase of an aggregate of up to 270,000 shares of Common Stock (as defined below); and


         WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) ("Section 4(2)") and Regulation D ("Regulation D") of the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder.


         NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:


                                  ARTICLE I

                             CERTAIN DEFINITIONS

Section 1.1. "Affiliate" shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under direct or indirect common control with any other Person. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the term "controls" and "controlled" have meanings correlative to the foregoing.

         Section 1.2. "Capital Shares" shall mean the Common Stock and Preferred Stock and any shares of any other class of common stock or preferred stock whether now or hereafter authorized, having the right to participate in the distribution of dividends (as and when declared) or assets (upon liquidation of the Company).

         Section 1.3. "Certificate of Amendment" shall mean the Certificate of Amendment of the Certificate of Incorporation of the Company, setting forth the rights, preferences and limitations of the Preferred Stock, as filed by the Company with the New York State Department of State prior to the Closing Date.

         Section 1.4. "Closing" shall mean the closing of the purchase and sale of the Preferred Stock and the issuance of the Incentive Warrant pursuant to Section 2.1 hereof.

         Section 1.5.  "Closing Date" shall mean October 31, 2000.

         Section 1.6. "Common Stock" shall mean the Company's common stock, $.001 par value per share.

         Section 1.7. "Conversion Shares" shall mean all shares of Common Stock into which the Preferred Stock may be converted.

         Section 1.8. "Damages" shall mean any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, any and all investigative, legal and other expenses reasonably incurred in connection with, and any and all amounts paid in defense or settlement of, any action, suit or proceeding between any indemnified party and any indemnifying party or between any indemnified party and any third party, or otherwise, or any claim asserted).

         Section 1.9.  "Effective Date" shall mean the earlier to occur of:
(i) the date on which the SEC has declared effective the Registration Statement registering resale of Registrable Securities as set forth in the Registration Rights Agreement and (ii) the date on which such Registrable Securities first become eligible for resale pursuant to Rule 144 of the Securities Act.

         Section 1.10. "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         Section 1.11. "Incentive Warrant" shall mean the Incentive Warrant in the form of Exhibit B hereto issued pursuant to Section 2.1(b) of this Agreement.

         Section 1.12. "Legend" shall have the meaning specified in Section
8.1 of this Agreement.

         Section 1.13. "Material Adverse Effect" shall mean any effect on the business, operations, properties, prospects, or financial condition of the Company that is material and adverse to the Company or to the Company and such other entities controlling or controlled by the Company, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to enter into and perform its obligations under any of (i) this Agreement, (ii) the Registration Rights Agreement and (iii) the Incentive Warrant.

         Section 1.14. "NASD" shall mean the National Association of Securities Dealers, Inc.

         Section 1.15. "Outstanding" when used with reference to Common Stock or Capital Shares (collectively the "Shares"), shall mean, at any date as of which the number of such Shares is to be determined, all issued and outstanding Shares, and shall include all such Shares issuable in respect of outstanding scrip or any certificates representing fractional interests in such Shares; provided, however, that "Outstanding" shall not refer to any such Shares then directly or indirectly owned or held by or for the account of the Company.

         Section 1.16. "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         Section 1.17. "Preferred Stock" shall mean shares of Class B Series 4 Convertible Preferred Stock, par value $.01 per share, of the Company.

         Section 1.18. "Principal Market" shall mean the Nasdaq National Market, the Nasdaq SmallCap Market, the American Stock Exchange, the Electronic Bulletin Board or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

         Section 1.19. "Registrable Securities" shall mean (i) the Conversion Shares, (ii) the Warrant Shares and (iii) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (w) the applicable Registration Statement has been declared effective by the SEC and all such Registrable Securities have been disposed of pursuant to the applicable Registration Statement, (x) all such Registrable Securities have been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act ("Rule 144") are met, (y) such time as all such Registrable Securities have been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend or (z) in the opinion of counsel to the Company, which counsel shall be reasonably acceptable to the Investor, all such Registrable Securities may be sold by the Investor without registration and without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act.

         Section 1.20. "Registration Rights Agreement" shall mean the registration rights agreement by and between the Company and the Investor, in the form of Exhibit A hereto.

         Section 1.21. "Registration Statement" shall mean a registration statement on Form S-3 (if use of such form is then available to the Company pursuant to the rules of the SEC and, if not, on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate and which form shall be available for the resale of the Registrable Securities to be registered thereunder in accordance with the provisions of this Agreement, the Registration Rights Agreement and the Incentive Warrant and in accordance with the intended method of distribution of such securities), for the registration of the resale by the Investor of the Registrable Securities under the Securities Act.

         Section 1.22. "Regulation D" shall have the meaning set forth in the recitals of this Agreement.

         Section 1.23. "Representative" of a party shall mean any officer, director, employee, agent, counsel, accountant, financial advisor, consultant or other representative of such party.

         Section 1.24. "SEC" shall mean the U.S. Securities and Exchange Commission.

         Section 1.25. "SEC Documents" shall mean the Company's latest Form 10-K as of the time in question, all Forms 10-Q and 8-K filed thereafter, and the Proxy Statement for its latest fiscal year as of the time in question until such time the Company no longer has an obligation to maintain the effectiveness of a Registration Statement as set forth in the Registration Rights Agreement.

         Section 1.26. "Section 4(2)" shall have the meaning set forth in the recitals of this Agreement.

         Section 1.27. "Securities Act" shall have the meaning set forth in the recitals of this Agreement.

         Section 1.28. "Subsidiary" shall mean any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than 50% of either the equity interests in, or the voting control of, such Person.

         Section 1.29. "Trading Day" shall mean any day during which the Principal Market shall be open for business.

         Section 1.30. "Underwriter" shall mean any underwriter participating in any disposition of the Registrable Securities on behalf of the Investor pursuant to a Registration Statement.

         Section 1.31. "Warrant Shares" shall mean all shares of Common Stock issued or issuable pursuant to exercise of the Incentive Warrant.

                                  ARTICLE II


                   PURCHASE AND SALE OF PREFERRED STOCK AND
                INCENTIVE WARRANT; TERMINATION OF OBLIGATIONS

Section 2.1.            Investments.

           (a) Preferred Stock. The Company shall issue and sell and the Investor shall purchase, on the Closing Date, 200 shares of the Preferred Stock for an investment amount of $2,000,000.

           (b) Incentive Warrant. In partial consideration for the Investor entering into this Agreement, on the Closing Date, the Company shall issue the Incentive Warrant to the Investor. The Incentive Warrant shall be delivered by the Company to the Investor upon execution of this Agreement by the parties hereto.

         Section 2.2. Twenty Percent Limitation. Unless the Company obtains the requisite approval of its shareholders in accordance with the corporate laws of New York and the applicable rules of the Principal Market, no more than 19.9% of the Outstanding shares of Common Stock may be issued and sold pursuant to the Incentive Warrant and the conversion of the Preferred Stock.


                                 ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF INVESTOR

The Investor represents and warrants to the Company that:

         Section 3.1. Intent. The Investor is entering into this Agreement for its own account, and the Investor has no view to the distribution of the Registrable Securities, the Preferred Stock or the Incentive Warrant and has no present arrangement (whether or not legally binding) at any time to sell, assign, transfer, pledge, encumber, hypothecate or otherwise dispose of the Registrable Securities, the Preferred Stock or the Incentive Warrant to or through any person or entity; provided, however, that by making the representations herein, the Investor does not agree to hold the Registrable Securities, the Preferred Stock or the Incentive Warrant for any minimum or other specific term and reserves the right to dispose of the Registrable Securities, the Preferred Stock or the Incentive Warrant at any time pursuant to the Registration Statement and in accordance with federal and state securities laws applicable to such disposition.

         Section 3.2. Sophisticated Investor. The Investor is a sophisticated investor (as described in Rule 506(b)(2)(ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and the Investor has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Common Stock and the Preferred Stock. The Investor acknowledges that an investment in the Common Stock and the Preferred Stock is speculative and involves a high degree of risk.

         Section 3.3. Authority. Each of this Agreement and the Registration Rights Agreement has been duly authorized by all necessary corporate action and no further consent or authorization of the Investor, or its Board of Directors or stockholders is required. Each of this Agreement and the Registration Rights Agreement was validly executed and delivered by the Investor and each is a valid and binding agreement of the Investor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         Section 3.4. Not an Affiliate. The Investor is not an officer, director or "affiliate" (as that term is defined in Rule 405 of the Securities
Act) of the Company.

         Section 3.5. Organization and Standing. Investor is duly organized, validly existing, and in good standing under the laws of Bermuda.

         Section 3.6. Absence of Conflicts. The execution and delivery of this Agreement and any other document or instrument contemplated hereby, and the consummation of the transactions contemplated thereby, and compliance with the requirements thereof, will not (a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Investor, or, to the Investor's knowledge, (b) violate any provision of any indenture, instrument or agreement to which Investor is a party or is subject, or by which Investor or any of its assets is bound, (c) conflict with or constitute a material default thereunder, (d) result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement, or constitute a breach of any fiduciary duty owed by Investor to any third party, or (e) require the approval of any third-party (that has not been obtained) pursuant to any material contract to which Investor is subject or to which any of its assets, operations or management may be subject.

         Section 3.7. Disclosure; Access to Information. Investor has received or had access to all documents, records, books and other information pertaining to Investor's investment in the Company that have been requested by Investor. The Investor has received and reviewed copies of the SEC Documents.

         Section 3.8. Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

         Section 3.9. Resale Restrictions. Investor acknowledges that any Registrable Securities, the Preferred Stock and the Incentive Warrant to be acquired by Investor have not been registered under the federal securities laws or any applicable state securities laws in reliance upon exemptions available for non-public or limited offerings. Investor understands that it must bear the economic risk of the investment in the Registrable Securities, the Preferred Stock and the Incentive Warrant because the Registrable Securities, the Preferred Stock and the Incentive Warrant have not been so registered and therefore are subject to restrictions upon transfer such that they may not be sold or otherwise transferred unless registered under the applicable securities laws or an exemption from such registration is available. The Investor will not reoffer, sell, assign, transfer, pledge, encumber, hypothecate or otherwise dispose of any Registrable

Securities, Preferred Stock, or the Incentive Warrant in the absence of an effective registration statement, qualification or authorization relating thereto under federal and applicable state securities laws or an opinion of qualified counsel satisfactory to the Company to the effect that the proposed transaction in the Registrable Securities, Preferred Stock, or the Incentive Warrant will neither constitute or result in any violation of the federal or state securities laws. Subject to Section 8.1 of this Agreement, any certificate or other document that may be issued representing any shares of Registrable Securities, Preferred Stock, or the Incentive Warrant may be endorsed with a legend to this effect.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Investor that:

         Section 4.1. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Except as set forth in the SEC Documents, the Company does not own more than 50% of the outstanding capital stock of or control any other Person. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure so to qualify would not have a Material Adverse Effect.

         Section 4.2. Authority. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and the Incentive Warrant and to issue the Conversion Shares, the Preferred Stock, the Incentive Warrant and the Warrant Shares; (ii) the execution and delivery of this Agreement and the Registration Rights Agreement, and the execution, issuance and delivery of the Incentive Warrant, by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company or its Board of Directors or stockholders is required; and (iii) each of this Agreement and the Registration Rights Agreement has been duly executed and delivered, and the Incentive Warrant has been duly executed, issued and delivered, by the Company and constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application.

         Section 4.3. Corporate Documents. The Company has furnished or made available to the Investor true and correct copies of the Company's Certificate of Incorporation, as amended and in effect on the date hereof (the "Certificate"), and the Company's By-Laws, as amended and in effect on the date hereof (the "By-Laws").

         Section 4.4. Books and Records. The minute books and other similar records of the Company and its subsidiaries as made available to Investor prior to the execution of this Agreement contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and the subsidiaries. The stock transfer ledgers and other similar records of the Company and the subsidiaries as made available to Investor prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company and the subsidiaries. Neither the Company nor any subsidiary has any of its Books and Records recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or a subsidiary.

         Section 4.5. Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, of which 16,711,192 shares are issued and outstanding, and 11,400,200 shares of preferred stock, of which 1,380,000 shares of Class A Preferred Stock, 25,000 shares of Class B Series 2 Preferred Stock and 40,000 shares of Class B Series 3 Preferred Stock are issued and outstanding. Except as set forth in Schedule 4.5 hereto and except for (i) options to purchase not more than 3,307,728 shares of Common Stock with purchase prices between $1.79 and $10.125 per share and (ii) warrants to purchase not more than 1,562,871 shares of Common Stock with purchase prices between $1.67 and $6.99 per share, there are no options, warrants, or rights to subscribe to, securities, rights or obligations convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company. All of the outstanding shares of Common Stock of the Company have been duly and validly authorized and issued and are fully paid and nonassessable.

         Section 4.6. Registration and Listing of Common Stock. The Company has registered its Common Stock pursuant to Section 12(b) or 12(g) of the Exchange Act and is in full compliance with all reporting requirements of the Exchange Act, and the Company has maintained all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is currently listed or quoted on the Principal Market. As of the date hereof, the Principal Market is the Nasdaq SmallCap Market.

         Section 4.7. Financial Statements. Prior to the execution of this Agreement, the Company has delivered to the Investor true and complete copies of the following financial statements:

             (a) the audited balance sheets of the Company and its consolidated subsidiaries as of December 31, 1999 and the related audited consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by BDO Seidman, LLP, and all letters from such accountants with respect to the results of such audits; and

             (b) the unaudited balance sheets of the Company and its consolidated subsidiaries as of June 30, 2000 and the related unaudited consolidated statements of operations and stockholders' equity for the portion of the fiscal year then ended.

         The financial statements of the Company delivered to the Investor have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or
(ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         Section 4.8. SEC Documents. The Company has delivered or made available to the Investor true and complete copies of the SEC Documents (including, without limitation, proxy information and solicitation materials). The Company has not provided to the Investor any information that, according to applicable law, rule or regulation, should have been disclosed publicly prior to the date hereof by the Company, but which has not been so disclosed. As of their respective dates, the SEC Documents complied as to form and substance in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and other federal, state and local laws, rules and regulations applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may include summary notes and may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

         Section 4.9. Exemption from Registration; Valid Issuances; New Issuances. The sale and issuance of the Incentive Warrant, the Warrant Shares, the Preferred Stock and the Conversion Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and will be properly issued pursuant to Rule 4(2), Regulation D and/or any applicable state law. When issued and paid for as provided herein and in the Incentive Warrant, the Preferred Stock, the Conversion Shares and the Warrant Shares will be duly and validly issued, fully paid, and nonassessable. Neither the sales of the Preferred Stock, the Conversion Shares, the Incentive Warrant, or the Warrant Shares pursuant to, nor the Company's performance of its obligations under, this Agreement, the Registration Rights Agreement or the Incentive Warrant will (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Preferred Stock, the Conversion Shares, the Warrant Shares, or any of the assets of the Company, or (ii) entitle the holders of Outstanding Capital Shares to preemptive or other rights to subscribe to or acquire the Capital Shares or other securities of the Company. The Preferred Stock, the Conversion Shares and the Warrant Shares will not subject the Investor to personal liability by reason of the ownership thereof. The Preferred Stock, the Conversion Shares and Warrant Shares have been duly authorized by the Company, but have not been issued (whether or not subsequently repurchased by the Company) to any Person, and when issued to the Investor in accordance with this Agreement and the Incentive Warrant will not have been issued (whether or not subsequently repurchased by the Company) to any Person other than the Investor.

         Section 4.10. No General Solicitation or Advertising. In regard to the transactions contemplated hereby, neither the Company nor any of its Affiliates nor any distributor or any person acting on its or their behalf (i) has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Preferred Stock, the Conversion Shares, the Incentive Warrant, or the Warrant Shares, or (ii) made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Common Stock under the Securities Act.

         Section 4.11. No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including without limitation the issuance of the Preferred Stock, the Conversion Shares, the Incentive Warrant and the Warrant Shares do not and will not (i) result in a violation of the Certificate or By-Laws or (ii) conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party, or (iii) result in a violation of any federal, state, local or foreign law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect) nor is the Company otherwise in violation of, conflict with or in default under any of the foregoing; provided, however, that for purposes of the Company's representations and warranties as to violations of foreign law, rule or regulation referenced in clause (iii), such representations and warranties are made only to the best of the Company's knowledge insofar as the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby are or may be affected by the status of the Investor under or pursuant to any such foreign law, rule or regulation. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for possible violations that either singly or in the aggregate do not and will not have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Preferred Stock, the Conversion Shares, the Incentive Warrant, or the Warrant Shares in accordance with the terms hereof (other than any SEC, NASD or state securities filings that may be required to be made by the Company subsequent to the Closing, any registration statement that may be filed pursuant hereto, and any shareholder approval required by the rules applicable to companies whose common stock trades on the Nasdaq SmallCap Market); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

         Section 4.12. No Material Adverse Change. Except as otherwise disclosed in the SEC Documents, since December 31, 1999, no event has occurred that would have a Material Adverse Effect on the Company.

         Section 4.13. No Undisclosed Liabilities. Except as otherwise disclosed in the SEC Documents, the Company has no liabilities or obligations that are material, individually or in the aggregate, other than those incurred in the ordinary course of the Company's businesses since December 31, 1999 and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

         Section 4.14. No Undisclosed Events or Circumstances. Since December 31, 1999, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced.

         Section 4.15. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Preferred Stock, the Conversion Shares, the Incentive Warrant or the Warrant Shares under the Securities Act.

         Section 4.16. Litigation and Other Proceedings. Except as may be set forth in the SEC Documents, there are no lawsuits or proceedings pending or to the best knowledge of the Company threatened, against the Company, nor has the Company received any written or oral notice of any such action, suit, proceeding or investigation, which have had or might have a Material Adverse Effect. Except as set forth in the SEC Documents, no judgment, order, writ, injunction or decree or award has been issued by or, so far as is known by the Company, requested of any court, arbitrator or governmental agency which has resulted in or might result in a Material Adverse Effect.

         Section 4.17. No Misleading or Untrue Communication. To the knowledge of the Company, the Company, any Person representing the Company, any other Person selling or offering to sell the Preferred Stock, the Conversion Shares, the Incentive Warrant or the Warrant Shares in connection with the transactions contemplated by this Agreement, have not made, at any time, any communication in connection with the offer or sale of the same which contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

         Section 4.18. Material Non-Public Information. The Company is not in possession of, nor has the Company or its agents disclosed to the Investor, any material non-public information that (i) if disclosed, would, or could reasonably be expected to have, an effect on the price of the Common Stock or
(ii) according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

                                  ARTICLE V

                          COVENANTS OF THE INVESTOR

         Section 5.1. Compliance. The Investor's trading activities with respect to shares of the Company's Common Stock will be in compliance with all applicable state and federal securities laws, rules and regulations and the rules and regulations of the Principal Market on which the Company's Common Stock is listed.

                                  ARTICLE VI

                           COVENANTS OF THE COMPANY

         Section 6.1. Registration Rights. The Company shall cause the Registration Rights Agreement to remain in full force and effect, and the Company shall comply in all respects with the terms thereof.

         Section 6.2. Reservation of Common Stock. As of the date hereof, the Company has available and the Company shall reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Conversion Shares and the Warrant Shares, such amount of shares of Common Stock to be reserved shall be calculated based upon the conversion price of the Preferred Stock set forth in the Certificate of Amendment, and the Exercise Price of the Incentive Warrant. The number of shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of shares actually delivered.

         Section 6.3. Listing of Common Stock. The Company shall maintain the listing or quotation of the Common Stock on a Principal Market, and as soon as practicable will cause the Conversion Shares and the Warrant Shares to be listed on the Principal Market. The Company further shall, if the Company applies to have the Common Stock traded on any other Principal Market, include in such application the Conversion Shares and the Warrant Shares, and shall take such other action as is necessary or desirable in the opinion of the Investor to cause the Common Stock to be listed on such other Principal Market as promptly as possible. The Company shall continue the listing and trading of its Common Stock on the Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD and the Principal Market.

         Section 6.4. Exchange Act Registration. The Company shall file the Registration Statement with the SEC within 20 calendar days following the Closing Date, in accordance with the Registration Rights Agreement. After the Registration Statement becomes effective, the Company shall cause the Common Stock covered by such Registration Statement to continue to be registered under Section 12(g) or 12(b) of the Exchange Act, will comply in all respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Exchange Act or the rules thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act.

         Section 6.5. Legends. The certificates evidencing the Conversion Shares and the Warrant Shares shall be free of legends, except as provided for in Article VIII.

         Section 6.6. Corporate Existence. The Company shall take all steps necessary to preserve and continue the corporate existence of the Company.

         Section 6.7. Additional SEC Documents. Until all Registrable Securities issued or issuable to the Investor pursuant to this Agreement may be sold by the Investor without registration and without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act, the Company shall deliver to the Investor, as and when the originals thereof are submitted to the SEC for filing, copies of all SEC Documents so furnished or submitted to the SEC.

         Section 6.8. Notice of Certain Events Affecting Registration. The Company shall immediately notify the Investor, but in no event later than two business days by facsimile and by overnight courier, upon the occurrence of any of the following events in respect of a Registration Statement or related prospectus in respect of an offering of Registrable Securities: (i) receipt of any request for additional information by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or related prospectus; (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related prospectus or documents so that, in the case of a Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; (v) the declaration by the SEC of the effectiveness of a Registration Statement; and
(vi) the Company's reasonable determination that a post-effective amendment to the Registration Statement would be appropriate, and the Company shall promptly make available to the Investor any such supplement or amendment to the related prospectus.

         Section 6.9. Consolidation; Merger. The Company shall not, at any time after the date hereof, effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company to, another entity unless the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation to deliver to the Investor such shares of stock and/or securities as the Investor is entitled to receive pursuant to this Agreement and the Incentive Warrant.

         Section 6.10. Issuance of Conversion Shares, Warrant Shares and Additional Shares. The sale of the Preferred Stock, the issuance of the Conversion Shares pursuant to conversion of the Preferred Stock, and the issuance of the Warrant Shares pursuant to exercise of the Incentive Warrant shall be made in accordance with the provisions and requirements of Regulation D and any applicable state law. Issuance of the Warrant Shares pursuant to exercise of the Incentive Warrant through a cashless exercise shall be made in accordance with the provisions and requirements of Section 3(a)(9) under the Securities Act and any applicable state law.

         Section 6.11. Legal Opinion. The Company's independent counsel shall deliver to the Investor on the Closing Date an opinion in the form of Exhibit C.

         Section 6.12. No Similar Arrangement; Right of First Refusal. The Company shall refrain from entering into any other agreements, arrangements or understandings granting to the Company the right to sell shares of its securities to one or more investors in placements exempt from registration under the Securities Act until 180 calendar days after the Registration Statement has been declared effective by the SEC (the "Exclusivity Period"). If the Company, for the purpose of obtaining any additional financing, wishes to sell shares of its securities in placements exempt from registration under the Securities Act during the Exclusivity Period (a "Sale") to a party other than the Investor (the "Third Party"), the Company shall first offer (the "Offer") to the Investor, in writing, the right to purchase such shares (the "Offered Shares") at the bona fide price offered by the Third Party (the "Offer Price"). The Offer shall grant the Investor the right during the five Trading Days immediately following the date of the Offer to elect to purchase any or all of the Offered Shares. The Company, in connection with such a Sale, shall refrain from circumventing or attempting to circumvent the Investor's right of first refusal by way of making such a Sale to any of its Affiliates without first making an Offer to the Investor. If the Investor fails to exercise its right to purchase any or all of the Offered Shares, then during the 60 calendar days immediately following the expiration of such right, the Company shall be free to sell any or all of the Offered Shares to a purchaser for a purchase price not lower than the Offer Price payable on terms and conditions that are not more favorable to such purchaser than those contained in the Offer. In the event that the Company effects a Sale to a Third Party, the Investor may immediately terminate this Agreement.

         Section 6.13. Public Announcements. The Company, its Representatives and legal advisors, and the Investor will not issue or make any reports, statements or releases to the public or to any third party with respect to this Agreement or the transactions contemplated hereby without the consent of both the Company and the Investor, which consent shall not be unreasonably withheld. The Company, its Representatives and legal advisers, and the Investor also will obtain the other party's prior approval of any press release to be issued announcing the consummation of the transactions contemplated by this Agreement or in any way referring to the other party or affiliates of the other party. If either party is unable to obtain the approval of its public report, statement, or press or other release from the other party and such report, statement, or press or other release is, in the opinion of legal counsel to such party, required by applicable law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement, or press or other release and promptly furnish the other party with a copy thereof.

                                 ARTICLE VII

                            CONDITIONS TO CLOSING

         Section 7.1. Certificate of Amendment. The Company shall, prior to the Closing Date, have duly filed the Certificate of Amendment with, and the Certificate of Amendment shall have been approved by, the State of New York Department of State.

         Section 7.2. Due Diligence Review; Non-Disclosure of Non-Public Information.

            (a) The Company shall make available for inspection and review by the Investor, advisors to and representatives of the Investor (who may or may not be affiliated with the Investor and who are reasonably acceptable to the Company), and any Underwriter, any Registration Statement or amendment or supplement thereto or any blue sky, NASD or other filing, all financial and other records, all SEC Documents and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably necessary for the purpose of such review, and cause the Company's officers, directors and employees to supply all such information reasonably requested by the Investor or any such representative, advisor or Underwriter in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of such Registration Statement for the sole purpose of enabling the Investor and such representatives, advisors and Underwriters and their respective accountants and attorneys to conduct initial and ongoing due diligence with respect to the Company and the accuracy of such Registration Statement.

            (b) None of the Company, its officers, directors, employees and agents shall in any event disclose non-public information to the Investor, advisors to or representatives of the Investor unless prior to disclosure of such information the Company identifies such information as being non-public information and provides the Investor, such advisors and representatives with the opportunity to accept or refuse to accept such non-public information for review. As a condition to disclosing any non-public information hereunder, the Company may require the Investor's advisors and representatives to enter into a confidentiality agreement in form reasonably satisfactory to the Company and the Investor.

            (c) Nothing herein shall require the Company to disclose non-public information to the Investor or its advisors or representatives, and the Company represents that it does not disseminate non-public information to any investors who purchase stock in the

         Company in a public offering, to money managers or to securities analysts; provided, however, that notwithstanding anything herein to the contrary, the Company shall, as hereinabove provided, immediately notify the advisors and representatives of the Investor and any Underwriters of any event or the existence of any circumstance (without any obligation to disclose the specific event or circumstance) of which it becomes aware, constituting non-public information (whether or not requested of the Company specifically or generally during the course of due diligence by such persons or entities), which, if not disclosed in the prospectus included in the applicable Registration Statement would cause such prospectus to include a material misstatement or to omit a material fact required to be stated therein in order to make the statements, therein, in light of the circumstances in which they were made, not misleading. Nothing contained in this Section 7.2 shall be construed to mean that such persons or entities other than the Investor (without the written consent of the Investor prior to disclosure of such information) may not obtain non-public information in the course of conducting due diligence in accordance with the terms and conditions of this Agreement and nothing herein shall prevent any such persons or entities from notifying the Company of their opinion that based on such due diligence by such persons or entities, that such Registration Statement contains an untrue statement of a material fact or omits a material fact required to be stated in such Registration Statement or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.


                                 ARTICLE VIII

                                   LEGENDS

         Section 8.1. Legends. The Preferred Stock, the Incentive Warrant and, unless otherwise provided below, each certificate representing Registrable Securities will bear the following legend (the "Legend"):

         "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS CERTIFICATE IS THE BENEFICIARY OF CERTAIN OBLIGATIONS OF THE COMPANY SET FORTH IN A STOCK PURCHASE AGREEMENT, DATED AS OF OCTOBER 31, 2000, BETWEEN

         CHROMATICS COLOR SCIENCES INTERNATIONAL, INC. AND CRESCENT INTERNATIONAL LTD. A COPY OF THE PORTION OF THE AFORESAID AGREEMENT EVIDENCING SUCH OBLIGATIONS MAY BE OBTAINED FROM CHROMATICS COLOR SCIENCES INTERNATIONAL, INC.'S EXECUTIVE OFFICES."

         At the Closing, the Company shall issue to the transfer agent for its Common Stock (and to any substitute or replacement transfer agent for its Common Stock upon the Company's appointment of any such substitute or replacement transfer agent) instructions in substantially the form of Exhibit D hereto, with a copy to the Investor. Other than as required as a result of change in law, such instructions shall be irrevocable by the Company from and after the date hereof or from and after the issuance thereof to any such substitute or replacement transfer agent, as the case may be, except as otherwise expressly provided in the Registration Rights Agreement. It is the intent and purpose of such instructions, as provided therein, to require the transfer agent for the Common Stock from time to time upon transfer of Registrable Securities by the Investor to issue certificates evidencing such Registrable Securities free of the Legend during the following periods and under the following circumstances and without consultation by the transfer agent with the Company or its counsel and without the need for any further advice or instruction or documentation to the transfer agent by or from the Company or its counsel or the Investor:

            (a) At any time after the applicable Effective Date, upon surrender of one or more certificates evidencing Common Stock that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered; provided that (i) the applicable Registration Statement shall then be effective and (ii) if reasonably requested by the transfer agent the Investor confirms to the transfer agent that the Investor has transferred the Registrable Securities pursuant to such Registration Statement and has complied with the prospectus delivery requirement.

            (b) At any time upon any surrender of one or more certificates evidencing Registrable Securities that bear the Legend, to the extent accompanied by a notice requesting the issuance of new certificates free of the Legend to replace those surrendered and containing representations that the Investor is permitted to dispose of such Registrable Securities without limitation as to amount or manner of sale pursuant to Rule 144(k) under the Securities Act.

         Section 8.2. No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 8.1 has been or shall be placed on the share certificates representing the Preferred Stock, Incentive Warrant and Registrable Securities, and no instructions or "stop transfer orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article VIII.

         Section 8.3. Investor's Compliance. Nothing in this Article VIII shall affect in any way the Investor's obligations to comply with all applicable securities laws.

                                  ARTICLE IX

                         INDEMNIFICATION; ARBITRATION

         Section 9.1. Indemnification. The Company agrees to indemnify and hold harmless the Investor, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and each Person or entity, if any, who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with its controlling persons from and against any Damages, joint or several, and any action in respect thereof to which the Investor, its partners, Affiliates, officers, directors, employees, and duly authorized agents, and any such controlling person becomes subject to, resulting from, arising out of or relating to any misrepresentation, breach of warranty or nonfulfillment of or failure to perform any covenant or agreement on the part of Company contained in this Agreement, as such Damages are incurred, unless such Damages result primarily from the Investor's gross negligence, recklessness or bad faith in performing its obligations under this Agreement; provided, however, that the maximum aggregate liability of the Company shall be limited to the amount actually invested by the Investor under this Agreement, and provided, further, that in no event shall this provision be deemed to limit any rights to indemnification arising under the Registration Rights Agreement.

         Section 9.2. Method of Asserting Indemnification Claims. All claims for indemnification by any Indemnified Party (as defined below) under
Section 9.1 shall be asserted and resolved as follows:

            (a) In the event any claim or demand in respect of which any person claiming indemnification under any provision of Section 9.1 (an "Indemnified Party") might seek indemnity under Section 9.1 is asserted against or sought to be collected from such Indemnified Party by a person other than the Company, the Investor or any Affiliate of the Company (a "Third Party Claim"), the Indemnified Party shall deliver a written notification, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim for indemnification that is being asserted under any provision of Section
         9.1 against any person (the "Indemnifying Party"), together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim (a "Claim Notice") with reasonable promptness to the Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party's ability to defend has been materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party as soon as practicable within the period ending 30 calendar days following receipt by the Indemnifying Party of either a Claim Notice or an Indemnity Notice (as defined below) (the "Dispute Period") whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party under Section 9.1 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

            (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 9.2(a), then the Indemnifying Party shall have the right to defend, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party shall not be indemnified in full pursuant to Section 9.1). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party's delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 9.1 with respect to such Third Party Claim.

            (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 9.2(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any

         Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability or the amount of its liability hereunder to the Indemnified Party with respect to such Third Party Claim, and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause
         (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

            (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability or the amount of its liability to the Indemnified Party with respect to the Third Party Claim under
         Section 9.1 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability or the amount of its liability to the Indemnified Party with respect to such Third Party Claim, the Damages in the amount specified in the Claim Notice shall be conclusively deemed a liability of the Indemnifying Party under Section 9.1 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the period of 30 calendar days immediately following the Dispute Period, such dispute shall be resolved by arbitration in accordance with Section 9.3.

         (b) In the event any Indemnified Party should have a claim under
Section 9.1 against the Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver a written notification of a claim for indemnity under Section 9.1 specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim (an "Indemnity Notice") with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim or the amount of the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim or the amount of the claim described in such Indemnity Notice, the Damages in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under

         Section 9.1 and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability or the amount of its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the period of 30 calendar days immediately following the Dispute Period, such dispute shall be resolved by arbitration in accordance with Section 9.3.

         Section 9.3. Arbitration. Any controversy, claim or dispute arising out of or in connection with this Agreement, the Registration Rights Agreement, or the Incentive Warrant, including any question regarding its existence, validity, interpretation, breach, or termination, shall be referred to and finally resolved in accordance with the International Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitral tribunal may be entered by any court having jurisdiction thereof or having jurisdiction over any party or any party's assets.

            (a) The tribunal shall consist of three arbitrators, two of whom shall be appointed by the respective parties and the third, who shall be the chairperson of the tribunal, by the two party-appointed arbitrators within 30 days of the last of their appointments. Save that, if either party should fail to appoint an arbitrator within 30 days of receiving written notice of the appointment of an arbitrator by the other party, the second arbitrator shall, at the written request of the party which has already made an appointment, be appointed forthwith by the American Arbitration Association. Likewise, if the party-appointed arbitrators fail to make an agreed appointment for the chairperson within 30 days of the last of their appointments, the chairperson shall, at the written request of either party, be appointed forthwith by the American Arbitration Association.

            (b)    The place of arbitration shall be New York, New York.

            (c) This arbitration clause and the conduct of the arbitral proceedings shall be governed by the Federal Arbitration Act, 9 U.S.C.A. sec. 1 et seq.

            (d)    The language of the arbitration shall be English.

            (e) Nothing in these dispute resolution provisions shall be construed as preventing either party from seeking conservatory or similar interim relief in any court of competent jurisdiction.

            (f) To the extent practicable, the arbitral tribunal shall render its award no more than 60 calendar days from the date that the three member tribunal is constituted. The arbitral tribunal shall not lose jurisdiction over the matter based on a failure to render an award within this time period.

                                  ARTICLE X

                                MISCELLANEOUS

         Section 10.1. Closing Fees and Transaction Costs. In connection with the execution of this agreement the following Closing Fees and Transaction Costs (as defined below) are payable by the Company. The Investor is authorized by the Company to retain and to pay, on behalf of the Company, the Closing Fees and Transaction Costs to the payee entities in accordance with
Schedule 10.1, and may deduct such amounts from any sums due to the Company on the Closing Date.

            (a) Closing Fees. The Company shall pay certain fees (the "Closing Fees") to the payee entities in accordance with Schedule 10.1.

            (b) Transaction Costs. The fees, expenses and disbursements of the Investor's counsel (the "Investor Legal Fees") shall be paid as follows: (i) the Investor shall pay the initial $10,000 of Investor Legal Fees and (ii) the Company shall pay all Investor Legal Fees in excess of $10,000. The Company shall pay the Investor due diligence costs in connection with the consummation of this Agreement and the transactions contemplated hereby (the "Due Diligence Costs," and together with the Investor Legal Fees, the "Transaction Costs"), up to a maximum amount of $7,500. The Company shall pay to the Investor the Company's share of the Transaction Costs on the Closing Date, to the extent such share of the Transaction Costs can be determined on the Closing Date. The Company shall pay its share of the remaining Transaction Costs to the Investor not later than ten days after receipt of notice from the Investor that such amount is due. The Company agrees to pay its own expenses incident to the performance of its obligations hereunder.

         Section 10.2. Brokerage. Except as disclosed in Section 10.1, each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker which would impose a legal obligation to pay any fee or commission. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or finder's fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

         Section 10.3. Conversion Notice. Any conversion of the Preferred Stock shall be effected in accordance with the Certificate of Amendment of the Company, as amended, and any conversion notice delivered to the Company by the Investor shall be in the form of Exhibit E hereto.

         Section 10.4. Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:

                  Chromatics Color Sciences International, Inc.
                  5 East 80th Street
                  New York, NY 10021
                  Attention:     Darby S. Macfarlane, Chairperson
                  Telephone:     (212) 717-6544
                  Facsimile:     (212) 717-6675

with a copy (which shall not constitute notice) to:

                  Patterson, Belknap, Webb & Tyler LLP
                  1133 Avenue of the Americas
                  New York, NY  10036-6710
                  Attention:     Jeffrey E. La Gueux, Esq.
                  Telephone:     (212) 336-2000
                  Facsimile:     (212) 336-2222


if to the Investor:

                  Crescent International Ltd.
                  c/o GreenLight (Switzerland) SA
                  84, av Louis-Casai
                  1216 Geneva, Cointrin
                  Switzerland
                  Attention:     Mel Craw/Maxi Brezzi
                  Telephone:     +41 22 791 71 69
                  Facsimile:     +41 22 929 53 94

with a copy (which shall not constitute notice) to:

                  Clifford Chance Rogers & Wells LLP
                  200 Park Avenue
                  New York, NY  10166
                  Attention:     Earl S. Zimmerman, Esq.
                  Telephone:     (212) 878-8000
                  Facsimile:     (212) 878-8375

     Either party hereto from time to time may change its address or facsimile number for notices under this Section by giving at least ten (10) days' prior written notice of such changed address or facsimile number to the other party hereto.

         Section 10.5. Assignment. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other Person. Notwithstanding the foregoing, the Investor's interest in this Agreement may be assigned at any time, in whole or in part, to any Affiliate of the Investor upon the prior written consent of the Company, which consent shall not to be unreasonably withheld provided, however, that any such assignment or transfer shall relieve the Investor of its duties under this Agreement only upon performance thereof by any such assignee or transferee.

         Section 10.6. Amendment; No Waiver. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both parties hereto. The failure of the either party to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights provided under this Agreement, nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising such a right or remedy in the future.

         Section 10.7. Annexes and Exhibits; Entire Agreement. All annexes and exhibits to this Agreement are incorporated herein by reference and shall constitute part of this Agreement. This Agreement, the Incentive Warrant and the Registration Rights Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, relating to the subject matter hereof.

         Section 10.8. Survival. The provisions of Articles VI, VIII, IX and X, and of Section 7.2, shall survive the Closing.

         Section 10.9. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

         Section 10.10. Title and Subtitles. The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

         Section 10.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument.

         Section 10.12. Choice of Law. This Agreement shall be construed under the laws of the State of New York.

         Section 10.13. Other Expenses. In the event that a dispute between the parties is not determined by a Board of Arbitration, the non-prevailing party in any action, suit or proceeding shall bear all investigative, legal and other expenses reasonably incurred in connection with, and any and all amounts paid in defense or settlement of such action, suit or proceeding.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.


                                     CRESCENT INTERNATIONAL LTD.


                                     By:
                                        -------------------------------------
                                          Name:
                                          Title:


                                     CHROMATICS COLOR SCIENCES INTERNATIONAL,
                                         INC.


                                     By:
                                        -------------------------------------
                                          Name:
                                          Title:

                                 SCHEDULE 4.5
                                CAPITALIZATION

     On August 17, 2000, the Company issued an adjustable warrant that provides that the holder thereof has the right to acquire, at an exercise price equal to $.001, an adjustable number of shares of Common Stock to be determined according to a formula contained therein on or after each of two "vesting dates": March 30, 2001 and October 11, 2001. The number of Adjustable Warrant Shares issuable upon the exercise of the Adjustable Warrant cannot be determined at the present time. However, the formula for calculating this number of shares is as follows:

     (Applicable Share Number) x [$4.68/.87 - (Adjustment Period Price)]
     -------------------------------------------------------------------
                           Adjustment Period Price

      Applicable Share Number = 284,900 shares of Common Stock on the First Vesting Date (as defined in the Adjustable Warrant); 569,801 shares of Common Stock on the Second Vesting Date (as defined in the Adjustable Warrant).

      Adjustment Period Price = the greater of (i) $1.00 and (ii) the average of the ten lowest Per Share Market Values (as defined in the Adjustable Warrant) (which need not occur on consecutive trading days) during the forty consecutive trading days preceding the First Vesting Date; the average of the ten lowest Per Share Market Values (which need not occur on consecutive trading days) preceding the Second Vesting Date.

       On April 15, 1999, the Company issued an aggregate of $5,000,000 14% senior convertible debentures due April 15, 2002 in a private placement. The outstanding principal amount of the debentures, together with accrued interest thereon, is convertible into shares of Common Stock, at a conversion price of $5.00, subject to the anti-dilution provisions stated therein. Pursuant to a Letter Agreement dated October 11, 2000, the Company agreed with the holders of the 14% Senior Convertible Debentures (the "Debentures") to convert the $5,000,000 principal amount of the Debentures, as well as any accrued but unpaid interest thereon, into a newly-authorized series of convertible preferred stock of the Company (the "New Preferred"). This conversion will be deemed effective October 31, 2000, subject to the satisfaction of certain conditions. The New Preferred will be convertible into shares of Common Stock at a conversion price of $4.68 per share and will accrue cumulative dividends at a rate of 8% per annum beginning on April 15, 2002. With respect to the distribution of assets on the liquidation, dissolution or winding up of the Company, the New Preferred shall rank senior and prior to all classes or series of capital stock of the Company issued prior thereto or thereafter. The New Preferred will also be subject to involuntary conversion into shares of Common Stock at the option of the Company at a conversion price of $4.68 per share if the average closing bid price of the Company's Common Stock for ten consecutive trading days exceeds $10.29.

      On December 31, 1998, the Company's Board of Directors adopted a Shareholders' Rights Plan (the "Plan"). Under the Plan, each shareholder will receive a dividend of one right for each share of the Company's outstanding Common Stock (a "Right") subject to the terms of the rights agreement between the Company and its transfer agent. Each Right will entitle the holder to purchase one one-hundredth of a share of the Company's Class B Series 1 Preferred Stock at an initial exercise price of $28.00 per share. If a person (other than an existing shareholder or pursuant to any pre-approved acquisition) becomes a 20% owner in the Company, all Rights holders, other than such person, will be entitled to purchase shares of the Company's stock at a discount price. If the Company is acquired in a merger after such an acquisition, all Rights holders except the buyer will be entitled to purchase stock in the buyer at the discount. The distribution of Rights was made on January 11, 1999 to shareholders of record of Common Stock on that date and shares of Common Stock that are newly issued after that date will also carry Rights until the Rights become detached from the Common Stock. The Rights will expire on January 11, 2009.

      In connection with the acquisition of Gordon Acquisition Corp., the Company is further obligated to issue (i) 70,595 shares of Common Stock to Brian T. Fitzpatrick at $6.29 per share and (ii) 10,461 shares of Common Stock to Boeing Capital Corporation at $6.29 per share.

                                SCHEDULE 10.1

The Company shall pay to the payee entities set forth below the following Closing Fees and Transaction Costs under Section 10.1, which the Investor shall then allocate as follows:

   EVENTS TRIGGERING THE    FEES / TRANSACTION    AMOUNT ON WHICH THE           PAYEE ENTITY                 AMOUNT
          PAYMENT                  COSTS           FEE IS CALCULATED
-----------------------------------------------------------------------------------------------------------------------------
Closing Date                Closing Fee          Investment Amount          GreenLight (Switzerland)           $50,000
                                                                            S.A.
-----------------------------------------------------------------------------------------------------------------------------
Closing Date                Legal Fees           Investor Legal Fees        Crescent International Ltd.        Investor Legal
                                                                                                               Fees less
                                                                                                               $10,000
-----------------------------------------------------------------------------------------------------------------------------
Closing Date                Due Diligence        Due Diligence Costs        GreenLight (Switzerland)           100%
                            Costs                with a maximum             S.A.
                                                 amount of $7,5000
-----------------------------------------------------------------------------------------------------------------------------
Closing Date                Escrow Amount        Escrow Amount              Retained by Crescent               $125,000
                                                                            International Ltd. at
                                                                            Closing

                                  EXHIBIT A
                    FORM OF REGISTRATION RIGHTS AGREEMENT

                                  EXHIBIT B
                          FORM OF INCENTIVE WARRANT

                                  EXHIBIT C
            [FORM OF OPINION OF THE COMPANY'S INDEPENDENT COUNSEL]



                               October 31, 2000

Crescent International Ltd.
c/o GreenLight (Switzerland) SA
84, av Louis-Casai, P.O. Box 42
1216 Geneva, Cointrin
Switzerland

Dear Sirs:

         We have acted as counsel to Chromatics Color Sciences International, Inc., a New York corporation (the "Company"), in connection with the negotiation, execution and delivery by the Company of (i) the Stock Purchase Agreement, dated as of October 30, 2000 (the "Stock Purchase Agreement"), by and between the Company and Crescent International Ltd., a Bermuda entity (the "Purchaser"), which provides for the issuance and sale by the Company to the Purchaser pursuant thereto of 200 shares of the Company's Class B Series 4 Preferred Stock, par value $.01 per share (collectively, the "Shares"), which are convertible into shares of the Company's common stock, $.001 par value per share (the "Common Stock"), and a warrant (the "Incentive Warrant") to purchase 270,000 shares of Common Stock, subject to adjustment as provided in the Incentive Warrant (the shares of Common Stock issuable pursuant to the exercise of the Incentive Warrant are referred to herein as the "Warrant Shares"), (ii) the Incentive Warrant and (iii) the Registration Rights Agreement, dated as of October 30, 2000, by and between the Company and the Purchaser (the "Registration Rights Agreement" and, together with the Stock Purchase Agreement, the "Agreements"). This opinion is being delivered to you pursuant to Section 6.11 of the Stock Purchase Agreement. All capitalized terms used herein but not otherwise defined are used with the meanings defined for them in the Stock Purchase Agreement.


         For purposes of this opinion letter, "Actual Knowledge" means the conscious awareness of facts or other information by the partner who has signed this opinion letter, any lawyer in our firm who has been actively involved in negotiating or preparing the Agreements, the Incentive Warrant or this opinion letter, any lawyer in our firm who regularly represents the Company or any lawyer in our firm who has been primarily responsible for providing the responses in this opinion letter which are limited to our Actual Knowledge.


         For purposes of this opinion letter, we have examined such documents as we have deemed appropriate, including, without limitation, the Agreements, a letter to the Company from The Nasdaq Stock Market, Inc. ("Nasdaq"), dated October 25, 2000 (the "Nasdaq Letter"), the Certificate of Incorporation of the Company as amended by the Certificate of Amendment, the Bylaws of the Company, as amended, certificates, telexes or telegrams issued by public officials in the State of New York as to the incorporation and good standing of the Company (the "Public Authority Documents") and minutes of proceedings taken and resolutions executed by the Board of Directors of the Company for the purpose of authorizing the execution and delivery of the Agreements and the consummation of the transaction contemplated thereby. As to certain matters of fact material to the opinions expressed in this opinion letter, we have relied on the representations made in the Agreements, the Public Authority Documents and certificates of officers of the Company. We have not independently established the facts so relied on.


         We have also made such investigations of law as we have deemed necessary for purposes of this opinion letter. We express no opinion as to any laws other than the laws of the State of New York and the federal laws of the United States of America. The opinions set forth below are also based upon and subject to the assumptions, exceptions and limitations customary in New York practice for opinion letters of this type, including, without limitation, the effects of applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other similar laws affecting the enforcement of creditors' rights and remedies in general and of general principles of equity (regardless of whether considered in a proceeding in equity or in law), and others described in the Reports of the TriBar Opinion Committee entitled Third Party "Closing" Opinions, 53 Bus. Law. 592 (1998).


         On the basis of and subject to the foregoing, it is our opinion that:


1. The Company is a corporation validly existing and in good standing under the laws of the State of New York and has the corporate power and authority under New York law to own, lease and operate its properties and assets and to transact business as described in the Company's SEC Documents. To our Actual Knowledge,
         (i) except as otherwise disclosed in the SEC Documents, the Company does not own more than fifty percent (50%) of the outstanding capital stock of or otherwise control any other business entity and (ii) the Company is duly qualified as a foreign corporation to do business in and is in good standing in each jurisdiction in which the Company owns or leases a material amount of property, other than those in which the failure to so qualify would not have a Material Adverse Effect.

2. The Company has the corporate power and authority to execute and deliver each of the Agreements and the Incentive Warrant, to issue the Shares, the Conversion Shares, the Incentive Warrant and the Warrant Shares thereunder and to perform its obligations thereunder and has taken all requisite corporate action to authorize the execution, delivery and performance by it of each of the Agreements and the Incentive Warrant. No further authorization or consent of the Board of Directors or stockholders of the Company is required for such execution, delivery or performance. Each of the Agreements and the Incentive Warrant has been duly executed and delivered by the Company and each of the Agreements and the Incentive Warrant constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

3. The execution and delivery by the Company of, and performance by the Company of its obligations under, the Agreements and the Incentive Warrant and the issuance of the Shares will not (i) violate any provision of the Certificate of Incorporation or Bylaws of the Company, (ii) to our Actual Knowledge, conflict with, or constitute a material default (or an event that with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, instrument or any "lock-up" or similar provision of any underwriting or similar agreement to which the Company is a party, except for such conflicts, defaults, terminations, amendments, accelerations, and cancellations as would not, individually or in the aggregate, have a Material Adverse Effect on the Company or (iii) contravene any applicable provisions of any New York or federal statutory law or regulation. To our Actual Knowledge, the Company is not in material violation of any terms of its Certificate of Incorporation or Bylaws.

4. The issuance of the Shares and the Incentive Warrant in accordance with the Stock Purchase Agreement, the issuance of the Conversion Shares upon conversion of the Shares in accordance with Certificate of Amendment and the issuance of the Warrant Shares in accordance with the Incentive Warrant is exempt from the registration requirements of the Securities Act of 1933, as amended, and is not subject to the registration requirements of the Martin Act pursuant to Section 359 - e thereof.

5. The Shares and the Incentive Warrant have been duly authorized, validly issued and are fully paid, nonassessable and free of any liens, encumbrances and preemptive or similar rights contained in the Company's Certificate of Incorporation and Bylaws or, to our Actual Knowledge, any agreement to which the Company is a party. Upon issuance in accordance with the terms of the Shares and the Incentive Warrant the Conversion Shares and the Warrant Shares will have been duly authorized and validly issued and will be fully paid, nonassessable and free of any liens, encumbrances and preemptive or similar rights contained in the Company's Certificate of Incorporation and Bylaws or, to our Actual Knowledge, any agreement to which the Company is a party.

6. The Company has been granted an extension of time by the staff of Nasdaq pursuant to the Nasdaq Letter (a copy of which has previously been provided to you) to regain compliance with Marketplace Rule 4310(c)(2)(B) and, subject to the satisfaction of the conditions set forth in the Nasdaq Letter, the Company meets the requirements for continued listing of the Common Stock on the Nasdaq SmallCap Market.

7. To our Actual Knowledge, except as disclosed in the SEC Documents, there are no claims, actions, suits, proceedings or investigations that are pending against the Company or its properties, or against any officer or director of the Company in his or her capacity as such, nor has the Company received any written threat of any such claims, actions, suits, proceedings or investigations which are required to be and have not been disclosed in the SEC Documents.

8. To our Actual Knowledge, there are no outstanding options, warrants, calls or commitments of any character whatsoever to which the Company is a party relating to or



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


         securities, rights or obligations issued by the Company convertible into or exchangeable for, or giving any right to subscribe for or acquire, any shares of Common Stock or Preferred Stock, or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of Common Stock or Preferred Stock, or securities or rights convertible or exchangeable into shares of Common Stock or Preferred Stock, except in each case as described in the SEC Documents.

         This opinion letter may be relied upon by you only in connection with the transactions contemplated the Agreements and may not be used or relied upon by you or any other person for any other purpose whatsoever, without in each instance our prior written consent, except for its use (i) in connection with a review of the transactions contemplated by the Agreements by any regulatory agency having supervisory authority over you, for the purpose of confirming the existence of this opinion letter, (ii) in connection with the enforcement of your rights and remedies under the Agreements and the Incentive Warrant or the assertion of a defense as to which this opinion letter is relevant and necessary or (iii) in response to a court order.


                                          Very truly yours,

                                          PATTERSON, BELKNAP, WEBB & TYLER LLP

                                          By:
                                             --------------------------------
                                             A Member of the Firm

cc:  Ms. Darby S. Macfarlane

                                  EXHIBIT D
                     FORM OF TRANSFER AGENT INSTRUCTIONS

                                  EXHIBIT E
                         [FORM OF CONVERSION NOTICE]

                          CONVERSION NOTICE No. ___

To:     Chromatics Color Sciences International, Inc.
        Attn: Ms. Darby S. Macfarlane
        Fax: +1 212 717 6675

CC:     Patterson, Belknap, Webb & Tyler LLP
        Attn:  Jeffrey E. LaGueux, Esq.
        Attn:  Jeffrey E. LaGueux, Esq.
        Fax: +1 212 336 2222

         The undersigned holder of [TOTAL] shares of Class B Series 4 Convertible Preferred Stock, par value $.01 per share (the "Preferred Stock"), of Chromatics Color Sciences International, Inc. (the "Company") hereby irrevocably exercises the option to convert ___________ shares of Preferred Stock into common stock, par value $0.001 per share, of the Company (the "Common Stock"), in accordance with the terms of the Preferred Stock. The applicable conversion price is US$______________ and the number of shares of Common Stock issuable upon conversion is ________________ (the "Conversion Shares").

         The undersigned directs that:

         (i) the Conversion Shares be issued in the name of Crescent International Ltd., and stock certificates representing such Conversion Shares be delivered to ____________ in accordance with the Transfer Agent Instructions, dated __________, 2000, delivered by the Company to [NAME/ADDRESS]; and

        (ii) a new stock certificate in the name of Crescent International Ltd., representing the number of shares of Preferred Stock, if any, held by the undersigned immediately following the conversion of __________ shares of Preferred Stock in accordance with this Conversion Notice, be delivered to GreenLight (Switzerland) S.A. at 84, Av. Louis Casai, CH-1216 Cointrin/Geneva, Switzerland.

Dated:
        ------------------------



-----------------------------------------
Signature of Registered Holder
Name of Registered Holder

Please acknowledge receipt by faxing a duly executed copy of this Conversion Notice to GreenLight (Switzerland) SA, at facsimile number +41 22 9295 394.


Acknowledged:                                      Date:
                ----------------------                    ------------------
Contact person:                                    Phone:
                ----------------------                    ------------------

                    Chromatics Color Sciences
                    International, Inc.